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| FORM 3 |          UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                  Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Response)

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1.  Name and Address of Reporting Person


    Lebel                            Marc
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)


    2050 Boulevard, Rene-Levesque Quest
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                                   (Street)

    Quebec                          Canada                          G1R 5H6
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        (City)                      (State)                           (Zip)

    ----------------------------------------------------------------------------


2.  Date of Event Requiring Statement (Month/Date/Year)           03/14/02
                                                                  --------------

3.  IRS or Social Security Number of Reporting Person
    (Voluntary)
                --------------

4.  Issuer Name and Ticker or Trading Symbol SFBC International, Inc. (SFCC)
                                             -----------------------------------

5.  Relationship of Reporting Person to Issuer (Check all applicable)

    ___ Director     X  Officer             ___ 10% Owner    ___ Other
                    ---
                        (give title below)                       (specify below)


    ----------------------------------------------------------------------------

6.  If Amendment, Date of Original (Month/Date/Year) N/A
                                                    --------/--------/----------
7.  Individual or Joint/Group Filing (Check Applicable Line)

      X  Form filed by One Reporting
    ----
    ____ Form filed by More than One Reporting Person

             Table I--Non-Derivative Securities Beneficially Owned

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Inst.4)           (Inst. 4)            (Inst. 5)           (Inst. 5)
--------------------------------------------------------------------------------
Common Stock       41,750               D
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Common Stock       48,352               I                   By Gestion Marc
                                                            Lebel Inc.
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
5(b)(v).
                                                                          Page 1
                                                                          (Over)
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FORM 3 (continued)     Table II--Derivative Securities Beneficially Owned
                 (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Inst. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Inst. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option (right   3/14/02   3/14/12   Common Stock         35,000         23.97           D
to buy)*
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

Explanation of Responses:

* The Options shall vest over three years in six equal increments on June 30 and December 31 of each year, commencing on December 31, 2002.



** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                               /s/ Marc Lebel                  March 18, 2002
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

                                                                          Page 2